INVESTOR CONTACT:
Lippert/Heilshorn & Associates, Inc.
Don Markley
dmarkley@lhai.com
(310) 691-7100

Genesis Biopharma Names David Voyticky to Board of Directors

LOS ANGELES (July 18, 2011) – Genesis Biopharma, Inc. (OTC/BB: GNBP), a biotechnology company developing targeted cancer therapies, today announced it has named David Voyticky to its Board of Directors.  Mr. Voyticky is currently President of Miller Energy Resources (NYSE: MILL), an oil and gas exploration company, and has more than 16 years of experience in corporate finance and merger and acquisition consulting. The Genesis Biopharma Board now consists of 6 members, including 4 independent directors.

“David’s experience in guiding high growth companies will help us effectively manage our current opportunities,” stated Anthony J. Cataldo, Chairman and Chief Executive Officer of Genesis Biopharma. “In addition, as the Company is poised to be a leader in developing new cancer therapies, David’s background and expertise in corporate finance and strategic transactions will play an important role in building long term value.”

Previously Mr. Voyticky served as a Vice President at the investment banks Goldman Sachs & Co. and Houlihan Lokey Howard & Zukin, where he advised public and private companies on mergers, acquisitions, divestitures, joint ventures, cross-border transactions, and capital-raising activities. He was also a founding partner in Red Mountain Capital Partners, and a partner in Chapman Capital LLC, an activist hedge fund focused on middle market public companies.

Mr. Voyticky received Juris Doctorate and Master’s of Business Administration degrees from the University of Michigan, and also holds a Master’s in International Policy and Economics from the Ford School at the University of Michigan.  He received his Bachelor of Arts in Philosophy from Pomona College.

About Genesis Biopharma, Inc.

Genesis Biopharma, Inc. is a development-stage biotechnology company engaged in the development of targeted cancer therapies. For more information about the company, visit www.genesis-biopharma.com.

Forward-Looking Statements

The foregoing announcement contains forward-looking statements that can be identified by such terminology as “expects”, “hopes”, “potential”, “suggests”, “bodes”, “may”, “should”, “could”, or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements.  In particular, management's expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the company's ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general.  Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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